EXHIBIT 99.1

JOINT FILING AGREEMENT

We, the signatories of the statement on Schedule 13D to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed and on behalf of each of us.

Date: February 7, 2018	/S/ Craig Willett
Craig Willett

Phoenician Enterprises, Ltd.

	By:	/S/ Craig Willett
Craig Willet, General Partner

DUR Holdings, LC
	By:	Elizann, Inc., its Manager

	By:	/S/ Craig Willett
Craig Willet, President of Elizann, Inc.

6-W Discretionary Trust

	By:	/S/ Craig Willett
Craig Willet, Trustee